Exhibit 99.1

[MANPOWER logo]

FOR IMMEDIATE RELEASE	Contact:
Mike Van Handel
Manpower Inc.
+1.414.906.6305
michael.vanhandel@manpower.com

Manpower Reports 2nd Quarter and First Half 2006 Results

MILWAUKEE, WI, USA, July 19, 2006 – Manpower Inc. (NYSE: MAN) today reported that earnings per diluted share for the three months ended June 30, 2006 increased 30 percent to 91 cents from 70 cents in the prior year period. Net income in the quarter increased to $80.4 million from $62.5 million a year earlier. Revenues for the second quarter totaled $4.4 billion, an increase of 10 percent from the year-earlier period. Results for the second quarter were not significantly impacted by changes in foreign currency exchange rates.

Jeffrey A. Joerres, Manpower Chairman and Chief Executive Officer, said, “We had very strong results across nearly all business units in the second quarter. The relentless execution of our key strategies of elevating and broadening our relationships with our clients, and improving our efficiency through speed and quality is producing superior results.

“Our performance underscores the momentum that we have established over the past eighteen months. As we move into the second half of 2006, our major geographies and business units continue to be well-positioned for a strong year.

“We are anticipating the third quarter of 2006 diluted earnings per share to be in the range of $1.00 to $1.04, which includes an estimated favorable currency impact of 2 cents,” Joerres stated.

Earnings per diluted share for the six months ended June 30, 2006 were $1.50, an increase of 46 percent from $1.03 per diluted share in 2005. Net income was $133.0 million compared to $94.7 million the prior year. Revenues for the six-month period were $8.4 billion, an increase of 7 percent from the prior year or 11 percent in constant currency. Foreign currency exchange rates had a negative impact of 5 cents for the six-month period.

Included in the 2006 six-month period was a 27 cents per diluted share gain on the sale of a payroll processing business in Sweden, and a 16 cents per diluted share charge related to reorganization and a global cost reduction initiative.

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Manpower Inc. Reports 2nd Quarter Results/Page 2

In conjunction with its second quarter earnings release, Manpower will broadcast its conference call live over the Internet on July 19, 2006 at 7:30 a.m. CDT (8:30 a.m. EDT). Interested parties are invited to listen to the webcast by logging on to http://investor.manpower.com.

Supplemental financial information referenced in the conference call can be found at http://investor.manpower.com.

About Manpower Inc.

Manpower Inc. (NYSE: MAN) is a world leader in the employment services industry; creating and delivering services that enable its clients to win in the changing world of work. The $16 billion company offers employers a range of services for the entire employment and business cycle including permanent, temporary and contract recruitment; employee assessment and selection; training; outplacement; outsourcing and consulting. Manpower’s worldwide network of 4,400 offices in 72 countries and territories enables the company to meet the needs of its 400,000 clients per year, including small and medium size enterprises in all industry sectors, as well as the world’s largest multinational corporations. The focus of Manpower’s work is on raising productivity through improved quality, efficiency and cost-reduction across their total workforce, enabling clients to concentrate on their core business activities. Manpower Inc. operates under five brands: Manpower, Manpower Professional, Elan, Jefferson Wells and Right Management. More information on Manpower Inc. is available at www.manpower.com.

Forward-Looking Statements

This news release contains statements, including earning projections, that are forward-looking in nature and, accordingly, are subject to risks and uncertainties regarding the Company’s expected future results. The Company’s actual results may differ materially from those described or contemplated in the forward-looking statements. Factors that may cause the Company’s actual results to differ materially from those contained in the forward-looking statements can be found in the Company’s reports filed with the SEC, including the information under the heading ‘Risk Factors’ in its Annual Report on Form 10-K for the year ended December 31, 2005, which information is incorporated herein by reference.

Manpower Inc.

Results of Operations

(In millions, except per share data)

	Three Months Ended June 30
			% Variance
	2006	2005	Amount Reported	Constant Currency
	(Unaudited)
Revenues from services (a)	$4,440.0	$4,053.7	9.5%	10.0%
Cost of services	3,623.6	3,314.5	9.3%

Gross profit	816.4	739.2	10.4%	10.9%
Selling and administrative expenses	677.3	629.5	7.6%	8.1%

Operating profit	139.1	109.7	26.9%	26.8%
Interest and other expenses	12.5	11.3	11.2%

Earnings before income taxes	126.6	98.4	28.7%
Provision for income taxes	46.2	35.9	28.7%

Net earnings	$80.4	$62.5	28.6%	28.2%

Net earnings per share - basic	$0.92	$0.71	29.6%

Net earnings per share - diluted	$0.91	$0.70	30.0%	28.6%

Weighted average shares - basic	87.3	88.6	-1.5%

Weighted average shares - diluted	88.7	89.5	-0.9%

(a)	Revenues from services include fees received from our franchise offices of $8.8 million for the three months ended June 30, 2006 and 2005. These fees are primarily based on revenues generated by the franchise offices, which were $388.8 million and $375.7 million for the three months ended June 30, 2006 and 2005, respectively.

Manpower Inc.

Operating Unit Results

(In millions)

	Three Months Ended June 30
			% Variance
	2006	2005	Amount Reported	Constant Currency
	(Unaudited)
Revenues from Services: (a)
United States (b)	$534.6	$506.7	5.5%	5.5%
France	1,535.6	1,397.0	9.9%	9.8%
EMEA	1,590.1	1,430.4	11.2%	11.6%
Jefferson Wells	98.8	93.5	5.7%	5.7%
Right Management	103.9	108.5	-4.2%	-4.1%
Other Operations	577.0	517.6	11.4%	14.2%

	$4,440.0	$4,053.7	9.5%	10.0%

Operating Unit Profit: (a)
United States	$22.5	$18.0	25.2%	25.2%
France	49.7	42.0	18.3%	17.7%
EMEA	51.7	37.9	36.3%	35.4%
Jefferson Wells	10.0	9.3	7.7%	7.7%
Right Management	11.1	9.3	19.0%	17.6%
Other Operations	14.8	13.2	13.0%	17.6%

	159.8	129.7
Corporate expenses	17.4	16.7
Amortization of intangible assets	3.3	3.3

Operating profit	139.1	109.7	26.9%	26.8%
Interest and other expenses (c)	12.5	11.3

Earnings before income taxes	$126.6	$98.4

(a)	Certain Eastern European countries previously reported in France are now reported in EMEA due to a change in management structure. All previously reported results for France and EMEA have been restated to conform to the current presentation.

(b)	In the United States, revenues from services include fees received from the related franchise offices of $6.0 million and $6.3 million for the three months ended June 30, 2006 and 2005, respectively. These fees are primarily based on revenues generated by the franchise offices, which were $291.9 million and $296.8 million for the three months ended June 30, 2006 and 2005, respectively.

(c)	The components of interest and other expenses were:

	2006	2005
Interest expense	$13.1	$10.7
Interest income	(3.8)	(2.1)
Foreign exchange losses (gains)	1.3	(0.6)
Miscellaneous expenses, net	1.9	3.3

	$12.5	$11.3

Manpower Inc.

Results of Operations

(In millions, except per share data)

	Six Months Ended June 30
			% Variance
	2006	2005	Amount Reported	Constant Currency
	(Unaudited)
Revenues from services (a)	$8,369.9	$7,812.4	7.1%	10.7%
Cost of services	6,836.1	6,391.2	7.0%

Gross profit	1,533.8	1,421.2	7.9%	11.3%
Selling and administrative expenses	1,335.0	1,249.0	6.9%	10.2%

Operating profit	198.8	172.2	15.5%	18.9%
Interest and other (income) expenses	(3.8)	23.0	N/A

Earnings before income taxes	202.6	149.2	35.8%
Provision for income taxes	69.6	54.5	27.8%

Net earnings	$133.0	$94.7	40.4%	45.3%

Net earnings per share - basic	$1.52	$1.06	43.4%

Net earnings per share - diluted	$1.50	$1.03	45.6%	50.5%

Weighted average shares - basic	87.3	89.2	-2.1%

Weighted average shares - diluted	88.8	93.2	-4.8%

(a)	Revenues from services include fees received from our franchise offices of $16.8 million and $17.1 million for the six months ended June 30, 2006 and 2005, respectively. These fees are primarily based on revenues generated by the franchise offices, which were $751.6 million and $725.5 million for the six months ended June 30, 2006 and 2005, respectively.

Manpower Inc.

Operating Unit Results

(In millions)

	Six Months Ended June 30
			% Variance
	2006	2005	Amount Reported	Constant Currency
	(Unaudited)
Revenues from Services: (a)
United States (b)	$1,044.9	$982.6	6.3%	6.3%
France	2,776.1	2,635.0	5.4%	9.5%
EMEA	3,023.0	2,773.0	9.0%	13.7%
Jefferson Wells	194.3	186.2	4.3%	4.3%
Right Management	199.9	212.5	-5.9%	-4.2%
Other Operations	1,131.7	1,023.1	10.6%	14.1%

	$8,369.9	$7,812.4	7.1%	10.7%

Operating Unit Profit: (a)
United States	$32.0	$22.9	39.8%	39.8%
France	80.1	70.4	13.8%	17.3%
EMEA	74.1	52.0	42.3%	45.9%
Jefferson Wells	15.7	17.4	-9.6%	-9.6%
Right Management	15.4	19.1	-19.5%	-20.7%
Other Operations	32.7	25.7	27.7%	34.4%

	250.0	207.5
Corporate expenses	44.7	28.8
Amortization of intangible assets	6.5	6.5

Operating profit	198.8	172.2	15.5%	18.9%
Interest and other (income) expenses (c)	(3.8)	23.0

Earnings before income taxes	$202.6	$149.2

(a)	Certain Eastern European countries previously reported in France are now reported in EMEA due to a change in management structure. All previously reported results for France and EMEA have been restated to conform to the current presentation.

(b)	In the United States, revenues from services include fees received from the related franchise offices of $11.3 million and $11.7 million for the six months ended June 30, 2006 and 2005, respectively. These fees are primarily based on revenues generated by the franchise offices, which were $574.2 million and $574.4 million for the six months ended June 30, 2006 and 2005, respectively.

(c)	The components of interest and other (income) expenses were:

	2006	2005
Interest expense	$24.7	$22.3
Interest income	(7.1)	(4.4)
Foreign exchange losses	2.2	0.2
Miscellaneous (income) expense, net	(23.6)	4.9

	$(3.8)	$23.0

Manpower Inc.

Consolidated Balance Sheets

(In millions)

	Jun. 30 2006	Dec. 31 2005
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$768.1	$454.9
Accounts receivable, net	3,610.8	3,208.2
Prepaid expenses and other assets	109.6	107.5
Future income tax benefits	94.8	71.1

Total current assets	4,583.3	3,841.7
Other assets:
Goodwill and other intangible assets, net	1,281.1	1,256.5
Other assets	334.2	273.8

Total other assets	1,615.3	1,530.3
Property and equipment:
Land, buildings, leasehold improvements and equipment	687.0	642.4
Less: accumulated depreciation and amortization	485.4	446.0

Net property and equipment	201.6	196.4

	$6,400.2	$5,568.4

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$898.0	$685.4
Employee compensation payable	151.7	150.6
Accrued liabilities	559.0	435.4
Accrued payroll taxes and insurance	603.8	607.2
Value added taxes payable	480.6	441.9
Short-term borrowings and current maturities of long-term debt	281.3	260.0

Total current liabilities	2,974.4	2,580.5
Other liabilities:
Long-term debt	766.3	475.0
Other long-term liabilities	390.6	366.3

Total other liabilities	1,156.9	841.3
Shareholders’ equity:
Common stock	1.0	1.0
Capital in excess of par value	2,389.5	2,346.7
Retained earnings	379.2	269.9
Accumulated other comprehensive income (loss)	68.8	(11.0)
Treasury stock, at cost	(569.6)	(460.0)

Total shareholders’ equity	2,268.9	2,146.6

Total liabilities and shareholders’ equity	$6,400.2	$5,568.4

Manpower Inc.

Consolidated Statements of Cash Flows

(In millions)

	Six Months Ended June 30
	2006	2005
	(Unaudited)
Cash Flows from Operating Activities:
Net earnings	$133.0	$94.7
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	43.8	45.5
Amortization of discount on convertible debentures	—	1.9
Deferred income taxes	(25.3)	(6.8)
Provision for doubtful accounts	11.8	8.2
Stock based compensation	10.2	0.8
Excess tax benefit on exercise of stock options	(1.6)	—
Other non-operating gains	(29.3)	—
Changes in operating assets and liabilities excluding the impact of acquisitions:
Accounts receivable	(216.4)	(140.9)
Other assets	18.1	(23.9)
Other liabilities	191.3	119.7

Cash provided by operating activities	135.6	99.2

Cash Flows from Investing Activities:
Capital expenditures	(34.8)	(36.1)
Acquisitions of businesses, net of cash acquired	(7.2)	(3.1)
Proceeds from sale of business	29.6	—
Proceeds from sale of an equity interest	8.8	—
Proceeds from the sale of property and equipment	3.1	3.1

Cash used by investing activities	(0.5)	(36.1)

Cash Flows from Financing Activities:
Net borrowings of short-term facilities and long-term debt	250.8	174.2
Cash paid to settle convertible debentures	—	(206.6)
Proceeds from settlement of swap agreements	—	50.7
Proceeds from stock option and purchase plans	40.6	8.4
Excess tax benefit on exercise of stock options	1.6	—
Repurchases of common stock	(119.1)	(203.5)
Dividends paid	(23.7)	(17.6)

Cash provided (used) by financing activities	150.2	(194.4)

Effect of exchange rate changes on cash	27.9	(37.2)

Change in cash and cash equivalents	313.2	(168.5)
Cash and cash equivalents, beginning of period	454.9	531.8

Cash and cash equivalents, end of period	$768.1	$363.3